EXHIBIT 99.38

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST COMPLETES PURCHASE OF
NINE-HOTEL PORTFOLIO FOR $62 MILLION

CLOSES $210 MILLION MULTI-PROPERTY FINANCING

Highlights:

t	Acquired portfolio at trailing twelve-month un-leveraged EBITDA yield of 12.6%, NOI cap rate of 11.3%, and EBITDA multiple of 7.9x

t	Direct hotel portfolio increases to 32 assets totaling 4,441 rooms

t	Celebrates one-year anniversary with over $480 million in total capital invested

t	Debt financing secured at L+195

DALLAS — (September 7, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on the acquisition of a nine-property, 972-room portfolio from Dunn Hospitality Group for $62 million in total consideration. The Company also announced it has closed a $210 million term loan with Merrill Lynch Mortgage Lending, Inc. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.

The purchase price includes $59 million in cash and $3 million in operating partnership units (333,333 units at $9 per unit) and equates to a 7.9x trailing twelve-month EBITDA multiple, an un-leveraged EBITDA yield of 12.6% and a trailing twelve-month net operating income capitalization rate of 11.3%. The properties have combined annual gross revenues of approximately $20.1 million. Ashford will invest up to an additional $6.5 million for brand PIP requirements, which are expected to be completed within 12 months of closing. Dunn Hospitality Group will continue to operate the nine properties under three-year performance based management agreements at a fee of 4% of gross revenues. The seller was advised in the transaction by Greg Rice with Solid Rock Advisors.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “As we celebrate the completion of our first year as a public company, we are pleased to complete our fourth portfolio acquisition. The economics of this transaction speaks to our ability to continue to find very attractive acquisition opportunities in today’s market, but it also demonstrates our commitment to building a diversified portfolio. These hotels have a solid foundation in terms of strong brands and positioning as well as positive operating trends; we look forward to enhancing their long-term growth through value-added renovations later this year.”

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Completes Portfolio Acquisition and $210 Million Financing

September 7, 2004

The debt facility, secured by 25 hotel properties, is interest only at a rate of 195 basis points over LIBOR and a maturity date of September 2006 with three one-year extension options. The Company used proceeds from the facility to repay two mortgage notes totaling approximately $26 million at a rate of 350 basis points over LIBOR, to repay another mortgage loan of $31 million at a rate of 325 basis points over LIBOR, to pay down its $60 million credit facility by approximately $57 million at a rate of 325 basis points over LIBOR, and to partially repay another mortgage note by approximately $10 million at a rate of 350 basis points over LIBOR. The balance of proceeds after costs will be used to fund future acquisitions. Ashford purchased a 6% LIBOR cap and executed a stair-stepped floating to fixed-rate interest rate swap for $105 million of the facility at an average rate of 4.9% over the term of the swap.

Mr. Bennett added, “This secured financing is the largest in a series of secured financings we are pursuing to add capacity to our growing investment program. Accessing capital on such favorable terms while fixing the interest rate on a large portion of our debt and reducing our average borrowing cost is evidence of the confidence our lenders have placed in the creditworthiness of the portfolio and the strength of our investment strategy. We will continue to monitor and evaluate the best use of capital in order to execute the most accretive long-term investment plan for our shareholders.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction and the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization. EBITDA yield is defined as one (1) divided by the EBITDA multiple. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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